Exhibit 99.2



                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                             BLUE RHINO CORPORATION

                                                                          Page
                                                                        --------
Report of Independent Accountants.....................................      1

Consolidated Balance Sheets as of July 31, 2003 and 2002..............      2

Consolidated Statements of Operations for the years ended
  July 31, 2003, 2002 and 2001........................................      3

Consolidated Statements of Stockholders' Equity for the
  years ended July 31, 2003, 2002 and 2001............................      4

Consolidated Statements of Cash Flows for the years ended
  July 31, 2003, 2002 and 2001........................................      5

Notes to Consolidated Financial Statements............................      6

                           REPORT OF INDEPENDENT ACCOUNTANTS


To the Stockholders and Board of Directors of Blue Rhino Corporation:

     We have audited the accompanying consolidated balance sheets of Blue Rhino Corporation and subsidiaries as of July 31, 2003, and 2002 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended July 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Blue Rhino Corporation at July 31, 2003, and 2002, and the consolidated results of their operations and cash flows for each of the three years in the period ended July 31, 2003, in conformity with accounting principles generally accepted in the United States.

     As discussed in Note 7 to the financial statements the Company adopted Statement of Financial Accounting Standard No. 142, requiring the Company to cease the amortization of goodwill and instead review goodwill for impairment on adoption and annually thereafter.




/s/ Ernst & Young LLP
Greensboro, North Carolina
September 16, 2003, except for the last paragraph of Note 2 as to which the date is October 8, 2003

                             BLUE RHINO CORPORATION

                           CONSOLIDATED BALANCE SHEETS
                          As of July 31, 2003 and 2002
                 (In thousands, except share and per share data)

                                                                   2003        2002
                                                                 --------    --------
                                     ASSETS

Current assets:
 Cash and cash equivalents                                       $  2,495    $  1,563
 Accounts receivable, net                                          25,809      25,329
 Inventories                                                       20,372      11,035
 Prepaid expenses and other current assets                          7,055       3,081
 Deferred income taxes                                              2,266         -
                                                                 --------    --------
    Total current assets                                           57,997      41,008
Cylinders, net                                                     50,917      37,004
Property, plant and equipment, net                                 37,765      30,477
Goodwill and other intangibles, net                                62,862      31,988
Other assets                                                        1,264       2,896
                                                                 --------    --------
    Total assets                                                 $210,805    $143,373
                                                                 ========    ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable                                                $ 19,193    $ 19,969
 Current portion of long-term debt and capital lease                6,433       2,013
   obligations
 Accrued liabilities                                                5,679       3,770
                                                                 --------    --------
      Total current liabilities                                    31,305      25,752
Long-term debt and capital lease obligations, less
   current maturities                                              42,800      39,259
Deferred income taxes                                               4,232        -
                                                                 --------    --------
      Total liabilities                                            78,337      65,011
Stockholders' equity:
 Preferred stock, $0.001 par value, 20,000,000 shares
   authorized, 1,850,000 shares issued and outstanding
   at July 31, 2002                                                   -           2
 Common stock, $0.001 par value, 100,000,000 shares
   authorized, 17,838,027 and 12,058,542 shares issued
   and outstanding at July 31, 2003 and 2002, respectively             18          12
 Capital in excess of par                                         132,704      95,901
 Accumulated deficit                                               (1,068)    (17,527)
 Accumulated other comprehensive income (loss)                        814         (26)
                                                                 --------    --------
      Total stockholders' equity                                  132,468      78,362
                                                                 --------    --------
      Total liabilities and stockholders' equity                 $210,805    $143,373
                                                                 ========    ========

     The accompanying notes are an integral part of the consolidated financial statements.

                             BLUE RHINO CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                For the Years Ended July 31, 2003, 2002 and 2001
                      (In thousands, except per share data)

                                                         2003        2002        2001
                                                       --------    --------    --------
Net revenues                                           $258,222    $205,585    $137,957
Operating costs and expenses:
 Cost of sales                                          196,084     159,440     106,783
 Selling, general and administrative                     28,404      21,886      18,688
 Depreciation and amortization                            9,261       7,888       8,461
                                                        --------    --------    --------
     Total operating costs and expenses                 233,749     189,214     133,932
                                                        --------    --------    --------
     Income from operations                              24,473      16,371       4,025

Interest and other expenses (income):
 Interest expense                                         7,784        6,217       5,134
 Loss on investee                                           455          714       2,572
 Nonrecurring item                                           --           --         449
 Other, net                                              (2,513)        (422)       (301)
                                                        --------    --------    --------
     Income (loss) before income taxes                   18,747       9,862      (3,829)
Income taxes                                              2,217          47         123
                                                         --------    --------    --------
     Net income (loss)                                   16,530       9,815      (3,952)
Preferred dividends                                          71       1,789         770
                                                        --------    --------    --------
     Income (loss) available to common stockholders     $16,459    $  8,026    $ (4,722)
                                                        ========    ========    ========


Earnings per common share:
 Basic                                                  $  1.00    $   0.63    $  (0.41)
                                                        ========    ========    ========
 Diluted                                                $  0.86    $   0.55    $  (0.41)
                                                        ========    ========    ========

Shares used in per share calculations:
 Basic                                                   16,430      12,658      11,641
                                                        ========    ========    ========
 Diluted                                                 19,239      14,701      11,641
                                                        ========    ========    ========

                     The accompanying notes are an integral
                 part of the consolidated financial statements.

                             BLUE RHINO CORPORATION

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                For the Years Ended July 31, 2003, 2002 and 2001
                        (In thousands, except share data)

                                                                                          Accumulated                      Total
                                          Pre-            Capital   Common                    Other         Total      Comprehensive
                        Common   Stock   ferred  Stock   in Excess   Stock   Accumulated  Comprehensive  Stockholders'     Income
                        Shares   Amount  Shares  Amount   of Par    Warrants   Deficit    Income (Loss)    Equity         (Loss)
                        --------------- ---------------  ---------  -------- -----------  ------------- -------------  -------------
Balances, July 31, 2000 9,221,703  $ 9                  $ 59,897    $2,877   $(20,831)                    $ 41,952

 Issuance of Series
  A Convertible
  Preferred stock                      $1,716,667  $ 2      9,659                                             9,661
 Issuance of common
  stock warrants                                                     3,526                                   3,526
 Issuance of preferred
  stock in connection
  with acquisitions                     1,133,333    1      6,799                                             6,800
 Issuance of common
  stock under employee
  stock purchase and
  option plans              57,449                            84                                                84
 Accretion of preferred
  dividend                                                   770                 (770)                          --
 Expense related to
  distributor stock
  option plan                                                180                                               180
 Loss on derivative
  instruments                                                                               $(1,102)        (1,102)      $(1,102)
 Net loss                                                                      (3,952)                      (3,952)       (3,952)
                                                                                                                       -------------
 Total comprehensive
  loss                                                                                                                     $(5,054)
  --------------------------------------------------------------------------------------------------------------------=============
Balances, July 31, 2001  9,279,152   9  2,850,000   3     77,389     6,403    (25,553)       (1,102)        57,149
 Issuance of Series
  A Convertible
  Preferred stock                                            (168)                                            (168)
 Issuance of common
  stock in private
  placement              1,500,000   2                     9,861                                             9,863
 Conversion of
  preferred stock to
  common stock           1,000,000   1 (1,000,000) (1)                                                          --
 Common stock
  issued for
  preferred dividend        96,532                                                                              --
 Accretion of preferred
  dividend                                                  1,789               (1,789)                         --
 Proceeds from exercise
  of stock options
  and warrants             105,277                            481      (202)                                   279
 Issuance of common
  stock under
  employee stock
  purchase plan             77,581                            237                                              237
 Expense related to
  distributor stock
  option plan                                                 111                                              111
 Income on derivative
  instruments                                                                                 1,076          1,076      $ 1,076
 Net income
                                                                                 9,815                       9,815        9,815
                                                                                                                       -------------
 Total comprehensive income                                                                                              $10,891
  -------------------------------------------------------------------------------------------------------------------=============
Balances, July 31, 2002  12,058,542  12  1,850,000 2        89,700     6,201    (17,527)         (26)        78,362
 Issuance of common
  stock in private
  placement               1,000,000   1                     13,497       843                                 14,341
 Conversion of
  preferred stock
  to common stock         1,850,002   2 (1,850,000)(2)                                                           --
 Common stock
  issued for
  preferred
  dividend                  137,079                                                                              --
 Accretion of
  preferred
  dividend                                                      71                  (71)                         --
 Issuance of common
  stock in connection
  with acquisitions       1,104,196  1                      18,549                                           18,550
 Proceeds from exercise
  of stock options
  and warrants            1,635,436   2                      7,353    (4,485)                                 2,870
 Issuance of common
  stock under employee
  stock purchase plan        52,774                            356                                              356
 Expense related to
  distributor stock
  option Plan                                                  125                                              125
 Tax effect of
  non-qualified
  stock options
  exercised                                                    494                                              494
 Income on derivative
  instruments, net of
  income taxes of $533                                                                           840            840       $   840

 Net income                                                                     16,530                      16,530        16,530
                                                                                                                       -------------
 Total comprehensive income                                                                                              $17,370
  ----------------------------------------------------------------------------------------------------------------------============
 Balances, July 31, 2003 17,838,027 $18     --     $--    $130,145    $2,559   $ (1,068)       $ 814      $132,468
                         ============== ===============  =========  ======== ===========   ============= =============  ============

                   The accompanying notes are an integral part of the consolidated financial statements.

                             BLUE RHINO CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                For the Years Ended July 31, 2003, 2002 and 2001
                                 (In thousands)

                                                                  2003        2002       2001
                                                                --------    --------   --------
Cash flows from operating activities:
 Net income (loss)                                              $16,530     $ 9,815    $(3,952)
 Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization                                   9,261       7,888      8,461
  Loss on investee                                                  455         714      2,572
  Expense related to distributor stock option plan                  125         111        180
  Non-cash interest expenses                                      3,446       1,048        210
  Deferred income taxes                                           2,157          --         --
  Nonrecurring item                                                  --          --        449
  Other                                                             363         105         38
  Changes in operating assets and liabilities, net of
   business acquisitions:
   Accounts receivable                                              250      (5,710)      (485)
   Inventories                                                  (15,035)     (3,126)    (2,477)
   Other current assets                                            (295)        140     (1,540)
   Accounts payable and accrued liabilities                      (5,693)      5,764     (2,159)
                                                                --------    --------   --------
    Net cash provided by operating activities                    11,564      16,749      1,297
                                                                --------    --------   --------
Cash flows from investing activities:
 Business acquisitions                                           (6,746)       (218)    (1,334)
 Purchases of property, plant and equipment                     (11,400)     (4,683)    (5,582)
 Purchase of cylinders, net                                      (7,720)     (7,381)    (5,414)
 Net investment in and advances to joint venture                 (1,086)     (1,049)    (4,152)
 (Issuance of) collections on notes receivable and
   advances to distributors, net                                 (2,372)        205        217
                                                                --------    --------   --------
    Net cash used in investing activities                       (29,324)    (13,126)   (16,265)
                                                                --------    --------   --------
Cash flows from financing activities:
 Proceeds from (payments on) revolving
  line of credit, net                                             9,357     (10,977)    (6,654)
 Proceeds from term loan                                         10,900          --         --
 Proceeds from issuance of common stock, net                     18,066      10,210         84
 Payment of debt issuance and common stock
  registration costs                                             (1,320)         --       (932)
 Payments of long-term debt and capital lease
  obligations                                                   (18,311)     (2,337)    (2,226)
 Proceeds from issuance of preferred stock, net                      --          --      9,661
 Proceeds from debt issuance                                         --          --     15,000
                                                                --------    --------   --------
    Net cash provided by (used in)
       financing  activities                                     18,692      (3,104)    14,933
                                                                --------    --------   --------
Net increase (decrease) in cash and cash equivalents                932         519        (35)
Cash and cash equivalents at beginning of period                  1,563       1,044      1,079
                                                                --------    --------   --------
    Cash and cash equivalents at end of period                  $ 2,495     $ 1,563    $ 1,044
                                                                ========    ========   ========

                     The accompanying notes are an integral
                 part of the consolidated financial statements.

                             BLUE RHINO CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (In thousands, except share and per share data)

1. Description of Business and Basis of Presentation

     Blue Rhino Corporation ("Blue Rhino" or the "Company") believes it is the leading provider of propane cylinder exchange as well as a leading provider of complementary propane and non-propane products to consumers. Blue Rhino cylinder exchange provides consumers with a convenient means to exchange empty cylinders for clean, safe, precision-filled cylinders. The Company has branded cylinder displays at over 28,000 retail locations in 48 states plus Puerto Rico. Blue Rhino cylinder exchange is offered at leading home improvement centers, mass merchants, hardware, grocery and convenience stores. Cylinders are delivered to retailers through a national network of 51 independent and company-owned distributors. The Blue Rhino products group designs and imports patio heaters, barbecue grills, mosquito elimination devices and various garden and fireplace products primarily from Asia. These products are marketed primarily to home improvement centers, mass merchants, and hearth stores. A subsidiary, QuickShip, Inc., provides consumers with a convenient, full-service, in-store postal and parcel shipping depot and provides retailers with another revenue source.

     The consolidated financial statements of Blue Rhino Corporation (the "Company") include the accounts of its wholly owned subsidiaries: Uniflame Corporation ("Uniflame"); QuickShip, Inc. ("QuickShip"); Rhino Services, L.L.C., CPD Associates, Inc.; USA Leasing, L.L.C.; Blue Rhino Global Sourcing, LLC; Platinum Propane, L.L.C. ("Platinum"); Ark Holding Company LLC ("Ark"); and Blue Rhino Consumer Products, LLC. As a result of the Company's acquisition of Platinum in November 2002, the Company increased its ownership interest in R4 Technical Center North Carolina, LLC ("R4 Tech") on a consolidated basis by 1% to 50%. The Company consolidated the results of R4 Tech beginning in the second quarter of fiscal 2003 as a result of its increased ownership and financial control (Note 11). All material intercompany transactions and balances have been eliminated in consolidation.

2. Summary of Significant Accounting Policies

     Revenue Recognition -- Blue Rhino recognizes: (i) cylinder transaction revenues upon delivery of the cylinders to retailers by our distributors; (ii) products revenues upon shipment to retailers; and (iii) shipping services revenues at the time consumers ship packages at the in-store retail depot. The Company estimates returns and allowances against the revenues and records the estimated returns and allowances in the same period in which the revenue is recorded. These estimates are based upon historical analysis, customer agreements and/or currently known factors that arise in the normal course of business.

     Accounts Receivable, Net -- Accounts receivable, net include allowances for doubtful accounts of $917 and $841 at July 31, 2003 and 2002, respectively. Allowances for doubtful accounts are estimated at the segment level based on estimates of losses related to customer receivable balances. Quantitative estimates are developed from accounts receivable agings based on expected losses. Qualitative estimates are based on evaluations of specific customer accounts in light of current economic conditions. Balances due from customers in bankruptcy are considered uncollectible.

     Inventories -- Inventories are valued at the lower of cost or market on a first-in, first-out (FIFO) basis and consist primarily of finished goods including cylinders, cylinder valves, grills, patio heaters, mosquito eliminators, fireplace accessories, and garden products. The Company maintains reserves for obsolete inventories. Specific reserves are established based on an evaluation of the inventory to determine if cost exceeds market value. General reserves are established based on markdowns applied to excess or aged inventories.

     Cylinders, Net -- Cylinders are stated at cost and depreciated on a straight-line basis over their estimated useful lives of twenty-five years. Cylinders include the cost of proprietary valves. The proprietary valves are depreciated on a straight-line basis over their estimated useful lives of twelve years. Depreciation expense for the years ended July 31, 2003, 2002, and 2001 was $2,618, $2,126 and $1,434, respectively.

     Capitalized Software Development Costs -- Certain development costs for internal use software are capitalized when incurred. Capitalization of software development costs begins upon the establishment of technological feasibility and ceases when the product is ready for release. Software development costs are amortized on a straight-line basis over the expected life of the product estimated at three years. Capitalized software development costs were $1,785, $560 and $583 for the years ended July 31, 2003, 2002 and 2001, respectively. At July 31, 2003 and 2002, total capitalized costs were $4,144 and $2,359 and accumulated amortization was $2,308 and $1,419, respectively.

     Property, Plant and Equipment, Net -- Property, plant and equipment are stated at cost. Depreciation and amortization are provided for using the straight-line method over estimated useful lives ranging from 3 to 10 years for cylinder displays, 3 to 5 years for computer hardware and software, and 5 to 30 years for building and equipment.

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. For assets held and used, an impairment charge is recognized if projected undiscounted cash flows are not adequate to cover the carrying value of the assets. For assets held for disposal, an impairment charge is recognized if the carrying value of the assets exceeds the fair value less costs to sell.

     Goodwill and other Intangibles, Net -- In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill (and intangible assets deemed to have indefinite lives) will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Our annual measurement date is February 1. The Company applied the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of fiscal year 2002. There was no impairment of goodwill upon adoption of SFAS 142. The Company is required to perform goodwill impairment tests on an annual basis and between annual tests in certain circumstances. The Company cannot be sure that future goodwill impairment tests will not result in a charge to earnings. Patents and other intellectual property are amortized over their estimated useful lives. Non-compete agreements are amortized using the straight-line method over the life of the agreements, which is generally three years.

     Financial Instruments -- Financial instruments consist of cash and cash equivalents, accounts receivable, advances, notes receivable, short-term and long-term debt and derivatives. The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. At July 31, 2003 and 2002 the carrying amounts of the Company's financial instruments approximated their fair values.

     The Company uses derivative financial instruments to manage exposure to fluctuations in interest rates on its variable rate debt (Note 14). An interest rate swap agreement is a contract to exchange floating rate for fixed interest payments periodically over the life of the agreement without the exchange of the underlying notional amount. The notional amount of the swap agreement is used to measure interest to be paid or received and does not represent the amount of exposure to credit loss. The differential paid or received under the interest rate swap agreement is recognized as an adjustment to interest expense.

     The Company uses derivative financial instruments in the form of swaps and collars to hedge against fluctuations in the propane price component of its distributor payments and in the price of propane purchases at company-owned distributors (Note 14). The differential paid or received under the agreements is recognized as an adjustment to cost of sales.

     Comprehensive income -- Comprehensive income includes net income and certain financial statement components, such as net unrealized holding gains or losses, cumulative translation adjustments, and income or loss on derivative instruments. The Company reports accumulated other comprehensive income in the Consolidated Statement of Stockholders' Equity.

     Advertising and Promotion -- The Company expenses advertising and promotion costs as incurred and these costs are included as selling, general and administrative expenses. Advertising and promotion costs for the years ended July 31, 2003, 2002 and 2001 were $145, $262 and $392, respectively. Cooperative advertising expenses are classified as a reduction of revenue.

     Self-Insurance -- The Company is self-insured for a portion of losses relating to worker's compensation, automobile, and product liability claims. Claims filed and claims incurred but not reported are accrued based upon management's estimates of the aggregate liability for claims using insurance data and historical experience.

     Income Taxes -- Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

     Stock-Based Compensation -- The Company accounts for the 1994 Stock Incentive Plan, the 1998 Stock Incentive Plan and the Director Option Plan in accordance with the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") (Note 15). Under APB 25, no compensation expense is recognized for stock options issued with an exercise price equivalent to the fair value of the Company's common stock on the date of grant. In general, stock options and other equity instruments granted or issued under the Distributor Stock Option Plan are accounted for in accordance with Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). For companies that continue to account for stock-based compensation arrangements under APB 25, SFAS 123 requires disclosure of the pro forma effect on net income (loss) as if the fair value based method prescribed by SFAS 123 had been applied. The Company has adopted the pro forma disclosure requirements of SFAS 123.

     Had compensation expense for the 1994 Stock Incentive Plan, the 1998 Stock Incentive Plan or the Director Option Plan been determined for options granted since August 1, 1995 in accordance with SFAS No. 123, the Company's pro forma net income/(loss) and earnings/(loss) per share for the years ended July 31, 2003, 2002 and 2001 would have been as follows:

                                                                    2003      2002       2001
                                                                  --------  --------   --------
      Net income (loss) available for common stockholders:
       As reported                                               $ 16,459  $  8,026   $ (4,722)
                                                                 ========  ========   =========
       Pro forma                                                 $ 13,212  $  6,636   $ (5,952)
                                                                 ========  ========   =========
      Earnings (loss) per common share:
      Basic:
       As reported                                               $   1.00  $   0.63   $  (0.41)
                                                                 ========  ========   =========
       Pro forma                                                 $   0.80  $   0.52   $  (0.51)
                                                                 ========  ========   =========
      Diluted:
       As reported                                               $   0.86  $   0.55   $  (0.41)
                                                                 ========  ========   =========
       Pro forma                                                 $   0.69  $   0.45   $  (0.51)
                                                                 ========  ========   =========


     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for all grants: expected lives ranging from five to six years; expected volatility ranging from 30% to 91%; expected dividends of zero and a risk-free interest rate ranging from 1.1% to 5.8%.

     Use of Estimates -- The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ materially from these estimates.

     Reclassification -- Certain prior year amounts have been reclassified to conform to the presentation adopted in fiscal 2003.

     Recent Accounting Pronouncements -- In August 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 143, Accounting for Asset Retirement Obligations. The Statement requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. As required by SFAS No. 143, the Company adopted this new accounting standard for fiscal year 2003. The adoption of SFAS No. 143 did not have a material impact on the Company's consolidated results of operations or financial position.

     In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This Statement establishes a single accounting model for the impairment or disposal of long-lived assets. As required by SFAS No. 144, the Company adopted this new accounting standard for fiscal year 2003. The adoption of SFAS No. 144 did not have a material impact on the Company's consolidated results of operations or financial position.

     In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical
Corrections. This Statement eliminates an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions and establishes that gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria for treatment as extraordinary. The Company adopted this standard for fiscal year 2003. The adoption of SFAS No. 145 did not have a material impact on the Company's consolidated results of operations or financial position.

     In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability. The Company adopted this standard for fiscal year 2003. The adoption of SFAS No. 146 did not have a material impact on the Company's consolidated results of operations or financial position.

     In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions in SFAS No. 123 and Accounting Principles Board Opinion No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. The Company adopted the interim financial reporting for interim periods beginning after December 15, 2002. The adoption of SFAS No. 148 did not have a significant impact on the Company's consolidated results of operations or financial position.

     In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. In particular, this Statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative and when a derivative contains a financing component that warrants special reporting in the statement of cash flows. The Company adopted this standard for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a significant impact on the Company's consolidated results of operations or financial position.

     In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement requires certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity to be classified as liabilities. The Company adopted this standard for financial instruments entered into or modified after May 31, 2003. The adoption of SFAS No. 150 did not have a significant impact on the Company's consolidated results of operations or financial position.

     In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities, which addresses the consolidation of business enterprises (variable interest entities), to which the usual condition of consolidation, a controlling financial interest, does not apply. FIN 46 requires an entity to assess its business relationships to determine if they are variable interest entities. As defined in FIN 46, variable interests are contractual, ownership or other interests in an entity that change with changes in the entity's net asset value. Variable interests in an entity may arise from financial instruments, service contracts, guarantees, leases or other arrangements with the variable interest entity. An entity that will absorb a majority of the variable interest entity's expected losses or expected residual returns, as defined in FIN 46, is considered the primary beneficiary of the variable interest entity. The primary beneficiary must include the variable interest entity's assets, liabilities and results of operations in its consolidated financial statements. FIN 46 is immediately effective for all variable interest entities created after January 31, 2003. For variable interest entities created prior to this date, the provisions of FIN 46 were originally required to be applied no later than the Company's first quarter of Fiscal 2004. On October 8, 2003, the FASB issued FASB Staff Position (FSP) FIN 46-6, Effective Date of FASB Interpretation No. 46, Consolidation of Variable Interest Entities. The FSP provides a limited deferral (until the end of the Company's second quarter of 2004) of the effective date of FIN 46 for certain interests of a public entity in a variable interest entity or a potential variable interest entity. The Company will continue to evaluate FIN 46, but due to the complex nature of the analysis required by FIN 46 has not determined the impact on its consolidated results of operations or financial position.

3. Concentration of Credit Risk

     The Company's cash and cash equivalents are held by high-quality financial institutions, thereby reducing credit risk concentrations. Due to the geographic dispersion and the high credit quality of the Company's significant customers, credit risk relating to accounts receivable is limited. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, does not require collateral on accounts receivable. The Company's three largest customers accounted for a total of approximately 65%, 59%, and 54% of net revenues in the years ended July 31, 2003, 2002 and 2001, respectively, as follows:

                           2003     2002     2001
                          ------   ------   ------

Wal-Mart                    36%      32%      26%
Home Depot                  18       18       19
Lowe's Companies            11        9        9
                          ------   ------   ------
Total                       65%      59%      54%
                          ======   ======   ======

     The Company's revenues with Home Depot and Lowe's are predominantly in the cylinder exchange segment while revenues with Wal Mart occur in both the cylinder exchange and products segments. Approximately 58% and 47% of the Company's aggregate accounts receivable at July 31, 2003 and 2002, respectively, were from these customers. If the financial condition or operations of these customers deteriorate, the Company's operating results could be adversely affected.

4. Cylinders, net

     The Company owns propane cylinders and cylinder displays. The Company is responsible for the cost of refurbishing cylinders obtained from consumers in exchange transactions. The Company currently offers three types of cylinder transactions: (i) like-for-like cylinder exchanges; (ii) cylinder exchanges with valve upgrades offering additional safety features; and (iii) filled cylinder sales. The refurbishment cost of all three types of cylinder transactions, the valve cost associated with upgrade transactions, and the cylinder cost associated with sale transactions are expensed as part of cost of goods sold. As cylinder inventories are depleted by sale transactions, they are generally replaced by purchasing new cylinders.

     Cylinder cost as of July 31, 2003 and 2002 was $47,318 and $30,781, respectively, with accumulated depreciation of $5,175 and $3,474, respectively. As of July 31, 2003 and 2002, cylinder cost included the cost of proprietary valves of $11,008 and $11,008, respectively, with accumulated depreciation of $2,234 and $1,317, respectively.

     Significant portions of cylinders and displays are leased to independent distributors under operating lease agreements for use within each distributor's territory (Note 6). Under these lease agreements, independent distributors are obligated to refurbish cylinders into like-new condition and, in the event of loss or damage, to repair or replace the cylinders. In addition, the distributor (lessee) is obligated to pay for all maintenance, installation, deinstallation, taxes and insurance related to the cylinders. The leases continue until either party terminates upon 60 days written notice the other party.

     As of July 31, 2003 and 2002, the costs of cylinders under lease were $22,236 and $30,781, respectively, with accumulated depreciation of $2,400 and $3,474, respectively. Lease income for cylinders for the years ended July 31, 2003, 2002 and 2001 was $1,785, $2,865 and $2,957, respectively. As of July 31,
2003, estimated future minimum rental payments to be received are approximately $1,205 per year through the year 2008.

5. Prepaid Expenses and Other Current Assets

     Prepaid expenses and other current assets consists of the following at July 31:

                                                               2003       2002
                                                              ------     ------
             Advances                                         $    1     $  991
             Prepaid expenses and other receivables            5,561      1,782
             Propane derivative                                1,365        307
             Notes receivable                                    128          1
                                                              ------     ------
                                                              $7,055     $3,081
                                                              ======     ======



6. Property, Plant and Equipment, Net

      Property, plant and equipment consists of the following at July 31:

                                                                       2003      2002
                                                                     --------   --------
                Land                                                 $   178    $   178
                Building and leasehold improvements                    4,442      3,526
                Cylinder displays, including panel graphics           31,429     26,894
                Vehicles                                               1,843        589
                Machinery and equipment                                8,083      6,578
                Furniture & fixtures                                     432        283
                Computer hardware and software                        11,063      8,337
                Equipment leased under capital leases                    750        411
                Construction in progress                               1,945          -
                                                                     --------   --------
                                                                      60,165     46,796
                Less accumulated depreciation and amortization
                 (including $174 and $135 as of July 31, 2003
                  and 2002, respectively, for equipment under
                  capital leases)                                    (22,400)   (16,319)
                                                                     --------   --------
                                                                     $37,765    $30,477
                                                                     ========   ========

     Depreciation and amortization expense for the years ended July 31, 2003, 2002 and 2001 was $6,495, $5,453 and $4,384, respectively.

     The Company enters into operating lease agreements with its independent distributors for cylinder displays for use within each distributor's territory. Under these leases, the distributor (lessee) is obligated to pay for all maintenance, installation, deinstallation, taxes and insurance related to the cylinder displays. The lessee bears all risk of loss and damage to the displays and, in the event of loss or damage, is required to repair or replace the displays. The leases continue until either party terminates upon 60 days written notice to the other party. As of July 31, 2003 and 2002, the costs of cylinder displays under lease were $15,957 and $24,573, respectively, with accumulated depreciation of $5,578 and $7,538, respectively. Lease income for cylinder displays for the years ended July 31, 2003, 2002 and 2001 was $1,050, $1,646 and $1,685, respectively. As of July 31, 2003, estimated future minimum rental payments to be received are approximately $882 per year through the year 2008.

     Effective September 30, 2001, the Company entered into a sale and leaseback transaction with R4 Tech. The Company purchased all of the land, buildings and equipment associated with the propane bottling and cylinder refurbishing operation. The assets were purchased for $7,599. The purchase price was used to repay outstanding advances to R4 Tech. Simultaneously, R4 Tech leased the land, buildings, and equipment from the Company under the terms of a three-year operating lease agreement. Under this agreement, R4 Tech pays Blue Rhino a ten percent annual rate based on the value of all leased equipment. Lease income for the years ended July 31, 2003 and 2002 was $196 and $640, respectively. As a result of the acquisition of Platinum, the Company increased its ownership interest in R4 Tech (Note 11) on a consolidated basis by 1% to 50%. The Company consolidated the results of R4 Tech beginning in the second quarter of fiscal 2003 as a result of its increased ownership and financial control, therefore the lease payments are eliminated in consolidation.

     Land, buildings and equipment leased to R4 Tech consisted of the following at July 31, 2003 and 2002:

                                                         2003      2002
                                                        ------    ------
                 Land                                   $  158    $  158
                 Buildings                               2,921     2,775
                 Equipment                               5,173     4,837
                                                        ------    ------
                                                         8,252     7,770
                 Accumulated depreciation                 (939)     (418)
                                                        ------    ------
                                                        $7,313    $7,352
                                                        ======    ======
7. Goodwill and other intangibles, Net

    Intangibles consist of the following at July 31:

                                                        2003        2002
                                                      --------    --------
                 Goodwill                             $64,852     $33,867
                 Patents and trademarks                 1,421       1,409
                 Non-compete agreements                 1,029       1,002
                                                      --------    --------
                                                       67,302      36,278
                 Accumulated amortization              (4,440)     (4,290)
                                                      --------    --------
                                                       $62,862    $31,988
                                                      ========    =======
     Amortization expense for the years ended July 31, 2003, 2002 and 2001 was $148, $309, and $2,644, respectively. As of July 31, 2003, the estimated aggregate amortization expense for each of the five succeeding fiscal years is $114 in 2004, $81 in 2005, $71 in 2006, $71 in 2007 and $67 in 2008.

     In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill (and intangible assets deemed to have indefinite lives) will no longer be amortized but will be subject to impairment tests on at least an annual basis (and more often in certain circumstances) in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives.

     The Company applied the new rules for accounting for goodwill and other intangible assets beginning in the first quarter of fiscal 2002. In accordance with the requirements of SFAS 142, the Company has identified three reporting units: the cylinder exchange segment, the products group and QuickShip. The forecasts, valuations and impairment analyses under the Statement were made at these reporting unit levels. The fair values of the cylinder exchange segment and the products group were based on discounted cash flow projections over ten fiscal years. The Company projected positive cash flows for cylinder exchange and the products group in all periods. The valuations indicated that the fair value of the reporting units exceeded the carrying value of the reporting units by a substantial margin.

     Negative indicators have existed for QuickShip, including operating losses and negative cash flows. As a result, management deemed it appropriate to obtain an independent valuation of QuickShip to determine if goodwill impairment existed as of August 1, 2001. The valuation was based on projected cash flows over ten fiscal years with significant growth in the number of locations and revenue assumed in years three through seven. Capital expenditures range from $100 to $750 each year. The valuation uses a discount rate of 25%. The independent valuation concluded that the fair value of QuickShip exceeded its carrying value at August 1, 2001. Since that date, the Company has updated the valuation on a quarterly basis using revised assumptions of cash flow in the future years based upon the Company's most recent business plan, which shows near breakeven cash flows in year three with steadily increasing cash flows in years four through ten. Each of the revised valuations also concluded that there was no impairment of the $6.3 million in goodwill for QuickShip.

     Based on the foregoing, the Company determined there to be no impairment of goodwill. Future goodwill impairment tests may, however, result in a charge to earnings.

     The following table presents the impact of SFAS 142 on net income (loss) and net income (loss) per share for the years ended July 31, 2003 and 2002 and, assuming SFAS 142 had then been in effect, for the year ended July 31, 2001 (in thousands, except per share amounts):

                                                                 2003      2002      2001
                                                               --------  --------  --------
Reported income (loss) available to common stockholders        $16,459   $ 8,026   $(4,722)
Adjustments:
   Amortization of goodwill                                       -         -        2,268
                                                               --------  --------  --------
Adjusted income (loss) available to common stockholders        $16,459   $ 8,026   $(2,454)
                                                               ========  ========  ========

Reported basic income (loss) per common share                  $ 1.00    $ 0.63    $ (0.41)
                                                               ========  ========  ========
Reported diluted income (loss) per common share                $ 0.86    $ 0.55    $ (0.41)
                                                               ========  ========  ========

Adjusted basic income (loss) per common share                  $ 1.00    $ 0.63    $ (0.21)
                                                               ========  ========  ========
Adjusted diluted income (loss) per common share                $ 0.86    $ 0.55    $ (0.21)
                                                               ========  ========  ========


8. Long-Term Debt and Capital Lease Obligations

      Long-term debt and capital leases consist of the following at July 31:

                                                              2003        2002
                                                            --------    --------
Bank credit facility
  Revolving line of credit                                  $36,000     $26,643
  Term loan                                                  10,900        -
Subordinated debt                                              -         15,000
Discount on subordinated debt                                  -         (2,666)
Acquisition notes payable                                       158         655
Capital lease obligations bearing interest at various
  rates from 3.2% to 12.6%                                      655         113
Other                                                         1,520       1,527
                                                            --------    --------
                                                             49,233      41,272
Less amounts due within one year                              6,433       2,013
                                                            --------    --------
                                                            $42,800     $39,259
                                                            ========    ========

      The aggregate maturities of long-term debt and capital lease obligations at July 31, 2003 are as follows:

                                            Long-Term      Capital Lease
                                               Debt         Obligations         Total
                                            ---------      -------------       -------
             2004                            $ 6,214           $263            $ 6,477
             2005                              5,792            277              6,069
             2006                             36,429            132             36,561
             2007                                 24             19                 43
             2008                                  9             15                 24
             Thereafter                          110              9                119
                                            ---------      -------------       -------
                                              48,578            715             49,293
             Less imputed interest               -              (60)               (60)
                                            ---------      -------------       -------
                                             $48,578           $655            $49,233
                                            =========      =============       =======


     On November 20, 2002, the Company completed the syndication of a new and expanded bank credit facility (the "Credit Facility"). The Credit Facility consists of a $45,000 revolving line of credit and a $15,000 term loan, both for general corporate purposes, inclusive of payments made under letters of credit. The Company has outstanding letters of credit of $605 and $1,093 as of July 31, 2003 and 2002, respectively. The Credit Facility has a maturity date of November 30, 2005 and, as amended, requires the Company to utilize the approximately $14,900 in net proceeds from a private placement of common stock completed December 20, 2002 to repay the term loan or its subordinated debt, in such proportion as the Company elects, by July 31, 2003. In the third and fourth quarters of fiscal 2003, the Company repaid the entire $15,000 of the subordinated debt and incurred a $2,589 non-cash charge that was reflected in interest expense. Advances under the Credit Facility are collateralized by a lien on substantially all of the Company's assets.

     Advances under the Credit Facility may be made as either base rate ("prime rate") loans or London Interbank Offered Rate ("LIBOR") loans at the Company's election. Interest rates are based upon either the LIBOR or prime rate plus an applicable margin dependent upon a total leverage ratio. The applicable LIBOR margins range from 200 to 300 basis points, and the applicable prime rate margins range from 50 to 150 basis points. The Company incurred fees of $1,320 in connection with the Credit Facility. The fees will be amortized over the life of the Credit Facility, through November 30, 2005. The Company incurred a charge of $96 in November 2002 resulting from unamortized fees related to its prior credit facility. On July 31, 2003 the Company had $46,400 (including a $10,900 balance on the term loan) in LIBOR loans outstanding at a weighted-average interest rate of 3.85% and $500 in prime rate loans outstanding at a weighted-average interest rate of 5.25%.

     Principal payments on the outstanding term loan began on December 31, 2002 and continue quarterly until September 30, 2005. The initial principal payments are $1,000 per calendar quarter beginning December 31, 2002, will increase to $1,250 per calendar quarter beginning December 31, 2003 and will further increase to $1,500 per calendar quarter beginning December 31, 2004. In accordance with the terms of the Credit Facility, $1,100 of the net proceeds of the March 2003 litigation settlement (Note 20) were applied against the term loan as a reduction. The Credit Facility includes a .50% commitment fee on the average daily unused amount for each fiscal quarter. The Credit Facility requires the Company to meet certain covenants, including minimum net worth and cash flow requirements, restricts the payment of cash dividends and permits early extinguishment of up to $15,000 of the Company's subordinated debt.

     The Company was party to an interest rate swap agreement with a notional amount of $10,000 that expired in July 2003. Under that agreement, the Company paid a fixed rate of 7.36% and received a rate equivalent to the thirty-day LIBOR, adjusted quarterly. In May 2003, the Company entered into a new swap agreement with an effective date of August 1, 2003 and an expiration date of October 3, 2005. The initial notional amount is $20,000 beginning August 1, 2003, will decrease to $15,000 on June 1, 2004, will decrease to $10,000 on March 1, 2005 and will further decrease to $5,000 on September 1, 2005. Under the new swap agreement, the Company will pay a fixed rate of 1.85% and receive a rate equivalent to the thirty-day LIBOR, adjusted monthly.

     On June 15, 2001, the Company completed a $15,000 private placement of subordinated debt to an institutional investor. The debenture carried interest at the annual rate of 13%, payable quarterly. The principal balance was scheduled to mature on August 31, 2006, but was prepaid in full during the third and fourth quarters of fiscal 2003. In addition, the Company issued a warrant to the investor to purchase 1,372,071 shares of common stock, with an exercise price of $3.8685 per share (subject to adjustment for organic changes in its common stock and for certain future issuances below the then-existing exercise price) valued at $3,440. The warrant was converted by the investor into 1,070 shares of common stock effective January 6, 2003.

     Interest expense included the non-cash amortization of debt issuance costs for the years ended July 31, 2003, 2002 and 2001 of $780, $304 and $192, respectively.

     Other includes obligations bearing interest at various rates between 3.50% and 11.50%.

9. Other, net

     The Company had certain non-operating income and expenses classified as other, net during the years ended July 31, 2003, 2002 and 2001 as follows:

                                                                       2003       2002       2001
                                                                     --------   --------   --------
           Interest income                                           $  (141)    $(512)     $(553)
           Miscellaneous (income) expense                               (165)      (15)       201
           Loss on disposal of assets                                    258       105         51
           Litigation proceeds, net                                   (2,465)       --         --
                                                                     --------   --------   --------
                                                                     $(2,513)    $(422)     $(301)
                                                                     =========  =========  =========

10. Income Taxes

      The components of the provision for income taxes for the years ended July 31, 2003, 2002 and 2001 are as follows:

                                                                       2003       2002       2001
                                                                     --------   --------   --------
           Current:
            State                                                    $   60     $   47     $  123
                                                                     --------   --------   --------
           Total current                                                 60         47        123

           Deferred:
            Federal                                                  $1,801          -         -
            State                                                       356          -         -
                                                                     -------   --------   --------
           Total deferred                                             2,157          -         -
           Total income tax provision                                -------   --------   --------
                                                                     $2,217     $   47     $  123
                                                                     =======   ========   ========

      A reconciliation of the differences between the statutory federal income tax rate and the effective tax rate for the years ended July 31, 2003, 2002 and 2001 is as follows:

                                                                       2003       2002       2001
                                                                     --------   --------   --------
           Federal statutory tax rate                                  35.0%     34.0%      (34.0)%
            Change in valuation allowance                             (27.7)    (34.4)       32.5
            Permanent differences and other                              .2        .4         2.5
            State taxes net of federal
              benefit                                                   4.3        .5         2.2
                                                                     --------   --------   --------
           Effective tax rate                                          11.8%       .5%        3.2%
                                                                     ========   ========   ========


     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liability are as follows:

                                                                       2003       2002       2001
                                                                     --------   --------   --------
           Assets:
            Net operating loss carryforward                          $16,489    $11,583    $13,884
            Allowance for doubtful accounts                              370      1,540      1,042
            Distributor option plan                                      346        289        205
            Deferred loss on joint venture                                30       (430)       529
            Accrued expenses                                             765        327        531
            Reserves and other                                         1,255        661        591
                                                                     --------   --------   --------
            Total gross deferred tax assets                           19,255     13,970     16,782
            Valuation allowance                                         (149)    (5,606)    (8,616)
                                                                     --------   --------   --------
           Net deferred tax assets                                   $19,106    $ 8,364    $ 8,166
                                                                     ========   ========   ========
           Liability:
            Depreciation and amortization                             21,072      8,364      8,166
                                                                     --------   --------   --------
            Total gross deferred tax liabilities                     $21,072     $8,364    $ 8,166
                                                                     ========   ========   ========

     As of July 31, 2003, the Company has recorded a valuation reserve for deferred tax assets of $149 related to state operating losses. This reserve was established in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, as it is management's opinion that it is more likely than not that some portion of these benefits may not be realized. The net change in the valuation allowance for the year ended July 31, 2003 was a decrease of $5,457. At July 31, 2003, federal net operating losses of approximately $42,000 may expire beginning in year 2010 and state net operating losses of approximately $33,000 may expire beginning in year 2010 if unused. The utilization of the net operating losses will be subject to certain limitations as prescribed by Section 382 of the Internal Revenue Code.

11. Investment in Joint Venture

     As a result of the acquisition of Platinum, the Company increased its ownership interest in R4 Technical Center - North Carolina, LLC ("R4 Tech") on a consolidated basis by 1% to 50%. The Company consolidated the results of R4 Tech beginning in the second quarter of fiscal 2003 as a result of its increased ownership and financial control. R4 Tech began operations in May 2000 and was accounted for under the equity method of accounting through the first quarter of fiscal 2003. During the first quarter of fiscal 2003, the Company recognized 100% of the loss of R4 Tech as a result of advances made without a corresponding advance from the other joint venture partners. The Company recognized its portion of the loss in the joint venture for the period ended July 31, 2003, 2002 and 2001 of $455, $714 and $2,572, respectively. At July 31, 2002, the
Company had advances outstanding to R4 Tech of $141 and payables to R4 Tech of $1,755.

      Summary financial information for R4 Tech as of and for the periods ended July 31, 2002 and 2001 is as follows:

                                                                                  2002       2001
                                                                                --------   --------
                  Current assets                                                $ 2,323    $ 1,496
                  Property, plant, and equipment and other assets                     1      7,617
                  Current liabilities                                             2,895      8,162
                  Long-term debt                                                    --          22
                  Net sales                                                      12,697      9,910
                  Gross loss                                                       (260)    (3,802)
                  Net loss                                                       (1,449)    (5,250)


12. Nonrecurring Item

     During the year ended July 31, 2001, the Company incurred a charge of $449 related to costs incurred in connection with refinancing its bank credit facility.

13. Earnings (Loss) Per Share:

     The following table sets forth a reconciliation of the numerators and denominators in computing earnings (loss) per common share in accordance with Statement of Financial Accounting Standards No. 128.

                                                                                  2003         2002        2001
                                                                                --------     --------    --------
                  Net income (loss)                                             $16,530      $ 9,815     $ (3,952)
                  Less: Preferred stock dividends                                    71        1,789          770
                                                                                --------     --------    --------
                  Income (loss) available to common stockholders                $16,459      $ 8,026     $ (4,722)
                                                                                ========     ========    ========

                  Income (loss) available to common stockholders                $16,459      $ 8,026     $ (4,722)
                  Weighted average number of common shares
                   outstanding (in thousands)                                    16,430       12,658       11,641
                                                                                --------     --------    --------
                  Basic earnings (loss) per common share                        $  1.00      $  0.63     $  (0.41)
                                                                                ========     ========    ========

                  Income (loss) available to common stockholders                $16,459      $ 8,026     $ (4,722)
                  Weighted average number of common shares
                   outstanding (in thousands)                                    16,430       12,658       11,641
                  Effect of potentially dilutive securities (in thousands):
                   Common stock options                                           1,671          890          --
                   Common stock warrants                                          1,138        1,153          --
                                                                                --------     --------    --------
                  Weighted average number of common shares
                   outstanding assuming dilution                                 19,239       14,701       11,641
                                                                                --------     --------    --------
                  Diluted earnings (loss) per common share                      $  0.86      $  0.55     $  (0.41)
                                                                                ========     ========    ========

     Common stock options and common stock warrants listed below for the years ended July 31, 2003 and 2002 were not included in the computation of diluted earnings per share because the exercise prices are greater than the average market price of the Company's common stock and the effect would be anti-dilutive. Common stock options and common stock warrants listed below for the year ended July 31, 2001 have been excluded from the computation of diluted loss per share because they were anti-dilutive.


                                 2003            2002            2001
                              ----------      ----------      ----------
Common stock options           990,750        1,023,047       2,467,893
                              ==========      ==========      ==========
Common stock warrants          330,000          284,063       2,935,704
                              ==========      ==========      ==========

14.  Derivative Instruments

     Effective August 1, 2000, the Company adopted Statement of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133") which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income ("OCI") and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings. The cumulative effect of the adoption of SFAS 133 resulted in a reduction to OCI of $131 for fiscal 2001.

     The Company uses derivative instruments, which are designated as cash flow hedges, to manage exposure to interest rate fluctuations and wholesale propane price volatility. The Company's objective for holding derivatives is to minimize risks by using the most effective methods to eliminate or reduce the impacts of these exposures.

     In July 2000, the Company entered into an interest rate swap agreement ("2000 Swap"), as required under its former bank credit facility, with a notional amount of $10,000 as a cash flow hedge of the variable interest rate debt outstanding under its credit facility. Under the 2000 Swap agreement, which expired in July 2003, the Company paid a fixed rate of 7.36% and received a rate equivalent to the thirty-day London Interbank Offered Rate ("LIBOR"), adjusted quarterly. The 2000 Swap was designated as a hedge of the benchmark interest rate. In November 2002, the Company completed the syndication of a new and expanded bank credit facility (the "Credit Facility"). Advances under the Credit Facility may be made as either base rate ("prime rate") loans or LIBOR loans at the Company's election. Applicable interest rates are based upon either the LIBOR or prime rate plus an applicable margin dependent upon a total leverage ratio. As a result of the 2000 Swap, there was a $588, $498 and a $154 charge to interest expense for the effective portion of the hedge during the years ended July 31, 2003, 2002 and 2001, respectively. Hedge ineffectiveness, determined in accordance with SFAS 133, resulted in a ($27) and a ($1) credit to other income during the years ended July 31, 2003 and 2002, respectively, and a $12 charge to other expense during the year ended July 31, 2001. The fair value of the 2000 Swap at July 31, 2002 was ($551).

     In May 2003, the Company entered into a new swap agreement ("2003 Swap"), as required under the Credit Facility, with an effective date of August 1, 2003 and an expiration date of October 3, 2005. The initial notional amount is $20,000 beginning August 1, 2003, will decrease to $15,000 on June 1, 2004, will decrease to $10,000 on March 1, 2005 and will further decrease to $5,000 on September 1, 2005. Under the 2003 Swap agreement, the Company will pay a fixed rate of 1.85% and receive a rate equivalent to the thirty-day LIBOR, adjusted monthly. On July 31, 2003 the Company had $46,400 in thirty-day LIBOR loans outstanding.

     Effective March 1, 2001, the Company restructured its payment obligations to independent distributors such that each payment includes a fixed component and a variable component based on the price of propane. Beginning in March 2001, the Company entered into various derivative instruments as cash flow hedges against fluctuations in the propane price component of the distributor payments. The Company acquired the Platinum and Ark distributor entities in November 2002 (Note 17). As a result of the acquisition, approximately 45% of the payments made each month for the variable propane price component were eliminated. However, Platinum and Ark purchase a significant amount of propane based on the Mt. Belvieu underlying (the same basis used for the Company's propane swaps). Therefore, the propane swaps effectively hedge the variable propane price component to independent distributors and the purchases made based on Mt. Belvieu prices by company-owned distributors. The Company currently expects that the derivative instruments will hedge, in the aggregate, approximately 65% to 75% of the Company's anticipated monthly cylinder exchange volume during fiscal year 2004. At this level, substantially all of the Company's fixed prices with its major retailers will be hedged. As a result of the propane derivative instruments, there was a ($3,996) credit to cost of sales for the effective portion of the hedge during the year ended July 31, 2003 and a $2,064 and a $235 charge to cost of sales for the effective portion of the hedge during the years ended July 31, 2002 and 2001, respectively. Hedge ineffectiveness, determined in accordance with SFAS 133, had no impact on earnings for the twelve-month periods ended July 31, 2003, 2002 and 2001, respectively. The fair value of the derivative at July 31, 2003 and 2002 was $1,365 and $515, respectively, and it is reflected on the balance sheet at July 31, 2003 as a $1,365 current asset in prepaid expenses and other current assets.

     The net derivative loss recorded in OCI will be reclassified into earnings over the term of the underlying cash flow hedges. The amount that will be reclassified into earnings will vary depending upon the movement of the underlying interest rates and propane prices. As interest rates and propane prices decrease, the charge to earnings will increase. Conversely, as interest rates and propane prices increase, the charge to earnings will decrease.

     The following is a rollforward of the components of OCI for the years ended July 31, 2003, 2002 and 2001:

                                                          2003      2002      2001
                                                        --------  --------  --------
Beginning balance deferred in OCI                       $   (26)  $(1,102)  $    --
Transition adjustment from adoption of SFAS 133              --        --      (131)
Net change associated with current period hedge
   transactions, net of tax of ($533), $0 and $0
   in fiscal 2003, 2002 and 2001, respectively            4,275    (1,485)   (1,372)
Net amount reclassified into earnings during the year    (3,435)    2,561       401
                                                        --------  --------  --------
Ending balance deferred in OCI                          $   814   $   (26)  $(1,102)
                                                        ========  ========  ========


     Total comprehensive income (loss) was $17,370, $10,891 and ($5,054) for the years ended July 31, 2003, 2002 and 2001, respectively.

15.  Stockholders' Equity

Common Stock Placements

     On December 20, 2002, the Company completed a private placement of 1.0 million shares of its common stock at a purchase price of $15.79 per share to two institutional investors for gross proceeds of $15,800. In conjunction with the private placement, the Company issued Additional Investment Rights to the investors exercisable for, collectively, up to an additional 330,000 shares of its common stock at an exercise price of $15.79 per share. The Additional Investment Rights were never exercised and expired on October 1, 2003. The net proceeds from the financing were used to pay down long-term debt.

     On April 19, 2002, the Company completed the sale of 1.5 million shares of common stock for $10.875 million in a private placement through SunTrust Robinson Humphrey Capital Markets, as Placement Agent, to selected institutional and individual investors at a price of $7.25 per share. The net proceeds from the financing were used to pay down the Credit Facility.

Preferred Stock

     On September 7, 2000 (the "Closing Date") the Company completed a private placement of 1,716,667 shares of its Series A Convertible Preferred Stock to two institutional investors under common management and three individuals, including Billy D. Prim, its Chairman, Chief Executive Officer and President, and Andrew
J. Filipowski, its Vice Chairman, for an aggregate purchase price of approximately $10,300. Messrs. Prim and Filipowski invested $50 and $250 for 8,333 and 41,667 shares of Series A Convertible Preferred Stock, respectively. In addition, on October 26, 2000, the Company issued 1,133,333 shares of Series A Convertible Preferred Stock for an aggregate purchase price of $6,800 in connection with its acquisition of QuickShip (Note 17).

     In connection with the issuance of 1,716,667 shares of Series A Convertible Preferred Stock, the Company paid William Blair & Co. a placement fee of $500 in cash and issued a five-year warrant to purchase 16,667 shares of common stock at an exercise price of $6.00 per share.

     The Series A Convertible Preferred Stock accrued a cumulative dividend on the 20th day of December, March, June, and September of each year based on an annual rate of 5% through September 7, 2003; 12% from September 8, 2003 through September 7, 2004; and 15% thereafter. Effective September 7, 2001, the annual dividend rate increased to 15% because a registration statement covering the shares of common stock into which the Series A Convertible Preferred Stock is convertible was not yet effective. The 15% rate continued until the registration statement became effective on April 8, 2002. As of July 31, 2003 and 2002, the Company had accrued dividends on the outstanding shares of Series A Convertible Preferred Stock of $0 and $1.7 million, respectively. During March, April, May and September 2002, the holders of all 2,850,000 shares of Series A Convertible Preferred Stock converted such shares into 2,850,000 shares of common stock. Prior to conversion, the shares of Series A Convertible Preferred Stock accrued a cumulative dividend that the Company satisfied, as permitted by the terms of the Series A Convertible Preferred Stock, by issuing an aggregate of 233,611 shares of common stock to the holders of the Series A Convertible Preferred Stock upon conversion.

Stock Compensation Plans

     The Company has three active stock-based compensation plans (the "Plans") for outside directors, officers and certain employees to receive stock options and other equity-based awards. Under the Plans, the Company may, at its discretion, issue incentive or non-qualified stock options, stock appreciation rights, restricted stock or deferred stock.

     Stock options generally are granted with an exercise price equal to 100% of the market value per share of the common stock on the date of grant. The options vest over one to five years and expire ten years from the date of grant. The terms and conditions of the awards made under the plans vary but, in general, are at the discretion of the board of directors or its appointed committee. Under the Plans the Company has reserved 5,017,709 shares of common stock for use and distribution under the terms of the Plans.

     The Company also has a Distributor Stock Option Plan (the "Distributor Option Plan") for Blue Rhino distributors and their stockholders, partners, members, directors, general partners, managers, officers, employees and consultants. The Company has reserved 400,000 shares of common stock for issuance upon the exercise of options granted under the Distributor Option Plan. Options issued under the Distributor Option Plan vest ratably over four years and expire ten years from the date of grant. For the years ended July 31, 2003, 2002 and 2001, the Company recognized compensation expense included in cost of sales of approximately $125, $111 and $180, respectively, related to stock options outstanding under the Distributor Option Plan.

     A consolidated summary of the Company's Plans and Distributor Option Plan at July 31, 2003, 2002 and 2001 and changes during the periods then ended is presented in the table below:

                                                           2003                         2002                         2001
                                                 -------------------------    -------------------------    -------------------------
                                                                  Weighted                     Weighted                     Weighted
                                                                  Average                      Average                      Average
                                                                  Exercise                     Exercise                     Exercise
                                                   Shares          Price        Shares          Price        Shares          Price
                                                 ----------       --------    ----------       --------    ----------       --------
    Shares under option:
     Outstanding, beginning of year               3,297,304         $ 6.61     2,467,893         $ 6.93     1,535,307         $10.58
      Granted..................                   1,763,000          14.80     1,110,000           5.94     1,148,360           2.61
      Exercised................                     150,060           5.96        58,433           3.09         --               --
      Cancelled................                     423,425           9.60       222,156           7.75       215,774           9.63
                                                 ----------                   ----------                   ----------
     Outstanding, end of year....                 4,486,819           9.56     3,297,304           6.61     2,467,893           6.93
                                                 ----------                   ----------                   ----------
     Exercisable, end of year....                 1,239,648           8.38     1,063,216           9.48       688,173          11.23
                                                 ==========                   ==========                   ==========
    Weighted average fair value of
      options granted                            $     5.80                   $     2.37                   $     1.18
                                                 ==========                   ==========                   ==========
    Options available for grant, end of year        930,890                      770,465                      671,982
                                                 ==========                   ==========                   ==========

     For various price ranges, weighted average characteristics of outstanding stock options at July 31, 2003 were as follows:

                                          Outstanding Options             Exercisable Options
                                 ------------------------------------   -----------------------
                                               Weighted
                                               Average      Weighted                  Weighted
                                              Remaining      Average                   Average
    Range of Exercise Prices       Shares    Life (Years)     Price       Shares        Price
    ------------------------     ----------  ------------   ---------   ----------    ---------
       $ 2.13-- $ 4.60             888,777      7.35         $ 2.50       354,208      $ 2.54
       $ 5.06-- $ 7.50           1,118,834      7.72           5.98       240,275        6.53
       $ 7.90-- $12.75             813,559      8.37          10.08       200,582        8.62
       $12.86-- $14.99             736,399      6.98          13.22       397,783       13.04
       $15.09-- $18.57             878,250      9.38          17.00          --           --
       $19.13-- $24.25              51,000      5.72          21.45        46,800       21.63
                                 ----------  ------------   ---------   ----------    ---------
                                 4,486,819      7.95         $ 9.56     1,239,648      $ 8.38
                                 ==========  ============   =========   ==========    =========

Employee Stock Purchase Plan

     The Company established an Employee Stock Purchase Plan (the "ESPP") effective January 1, 2000, for all eligible employees. Under the ESPP, shares of the Company's common stock are purchased during annual offerings commencing on January 1 of each year. Shares are purchased at three-month intervals at 85% of the lower of the fair market value on the first day of the offering or the last day of each three-month purchase period. Employees may purchase shares having a value not exceeding 15% of their annual compensation, or $25,000, whichever is less. During the years ended July 31, 2003, 2002 and 2001, employees purchased 52,774, 77,581 and 57,449 shares, respectively, at an average price of $6.75 per share, $3.06 per share and $2.13 per share, respectively. At July 31, 2003, 107,316 shares were reserved for future issuance under the ESPP.

Common Stock Warrants

     Warrants to purchase 414,116 shares of the Company's common stock at an exercise price of $8.48 per share contained anti-dilution provisions that were triggered as a result of the issuance of 1,716,667 shares of Series A Convertible Preferred Stock at $6.00 per share and the issuance of warrants to purchase 1,372,071 shares of common stock at $3.8685 per share in connection with the private placement of subordinated debt. As a result, the exercise price of such warrants were reset at $3.8685 and the number of shares of common stock for which those warrants are exercisable was increased by 589,467 shares to 1,003,583 shares, which, if the warrants are exercised, will result in additional dilution for existing stockholders.

     The Company has issued common stock warrants in connection with various debt, equity and acquisition transactions. At July 31, 2003, warrants to purchase a total of 1,299,093 shares of common stock were outstanding, fully vested and exercisable for various periods extending as long as through December 31, 2008, with exercise prices ranging from $3.87 to $15.79 per share. Interest expense related to the outstanding warrants was $2,666, $744 and $30 respectively, for the years ended July 31, 2003, 2002 and 2001. The fair value of each warrant is estimated on the date of grant using an option pricing model with the following weighted average assumptions used for all grants: expected lives of five to ten years; expected volatility ranging from 30% to 91%; expected dividends of zero and a risk-free interest rate ranging from 3.5% to 5.8%.

     For all applicable warrant prices, weighted average characteristics of outstanding stock warrants at July 31, 2003 were as follows:

                                          Outstanding Options             Exercisable Options
                                 ------------------------------------   -----------------------
                                               Weighted
                                               Average      Weighted                  Weighted
                                              Remaining      Average                   Average
        Exercise Prices            Shares    Life (Years)     Price       Shares        Price
    ------------------------     ----------  ------------   ---------   ----------    ---------
           $ 3.87                  851,128       1.76        $ 3.87       851,128       $ 3.87
           $ 8.48                  117,965       1.10          8.48       117,965         8.48
           $15.79                  330,000       0.17         15.79       330,000        15.79
                                 ----------  ------------   ---------   ----------    ---------
                                 1,299,093       1.30        $ 7.32     1,299,093       $ 7.32
                                 ==========  ============   =========   ==========    =========


Shares reserved for future issuance

     The Company has reserved 6,824,118 authorized shares of common stock for future issuance as of July 31, 2003.

16. Supplemental Information to Consolidated Statements of Cash Flows

     The Company had certain non-cash investing and financing activities during the years ended July 31, 2003, 2002 and 2001 as follows:

                                                                                 2003       2002       2001
                                                                               --------   --------   --------
  Property, plant and equipment acquired under capital lease obligations        $   753    $   --     $   --
  Stock issued and liabilities assumed in connection with
    acquisition transactions                                                     29,368                8,831
  Notes receivable exchanged for the purchase of assets                              --       129        157
  Warrants issued in connection with debt, equity and
    acquisition transactions                                                        843        --      3,526
  Advances to R4 Tech exchanged for the purchase of
    property, plant and equipment                                                    --     7,599         --
  Accreted preferred dividends                                                       71     1,789        770


     Interest paid during the years ended July 31, 2003, 2002 and 2001 was $4,079, $5,382 and $4,339, respectively.


17. Acquisitions

QuickShip, Inc.

     On October 26, 2000, the Company completed the acquisition of QuickShip, Inc. a retail shipping service company previously based in Lenexa, Kansas. QuickShip, a wholly owned subsidiary of the Company, offers its service at over 250 retail locations in 26 states. The aggregate purchase price, including certain acquisition costs, was approximately $9,803, comprised of approximately $972 in cash and deferred payments, $86 in a five-year warrant to purchase 100,000 shares of common stock, $1,945 in liabilities assumed and $6,800 paid in the form of shares of Series A Convertible Preferred Stock at $6.00 per share. This acquisition was accounted for as a purchase. The purchase price was allocated based on an independent valuation as follows: approximately $7,433 to intangibles, approximately $2,201 to property, plant, and equipment consisting primarily of software and the balance to other assets and liabilities. The goodwill is not deductible for income tax purposes.

Distributors

     In November 2002, the Company acquired Platinum Propane, L.L.C. ("Platinum") and Ark Holding Company LLC ("Ark") and their respective subsidiaries (collectively "Company-owned distributors"), representing ten of the Company's 51 distributors. Platinum's five subsidiary distributors operate in Southern California, including Los Angeles and San Diego, Chicago, the Carolinas, Georgia and Florida. Ark's five subsidiary distributors operate in New Jersey, Seattle, Kansas City, Denver and Salt Lake City. Collectively, the territories served by the acquired distributors have historically represented approximately 45% of the Company's cylinder exchange revenues. The consolidated statements of operations include the results of Platinum and Ark effective November 1, 2002.

     The aggregate purchase price for the two acquisitions was approximately $32,000. The consideration paid by the Company in the two acquisitions consisted of approximately 1.1 million restricted shares of common stock valued, based on the closing price of the Company's common stock on the Nasdaq National Market on November 22, 2002, at approximately $19,000, $3,100 in assumed debt satisfied at closing, $4,900 in advances, and $5,000 in liabilities assumed. On a preliminary basis, approximately $28,200 of the purchase price was allocated to goodwill, $2,800 was allocated to current assets and $1,200 was allocated to equipment, vehicles and other assets. The goodwill is not deductible for income tax purposes.

Cylinder Exchange Businesses

     During fiscal 2003, 2002 and 2001, the Company completed two, three, and four, respectively, cylinder exchange acquisitions for an aggregate cash purchase price of $3,700, $218 and $362, respectively, related to assets including cylinders, cylinder displays and other equipment and the right, title and interest in and to sellers' retail propane cylinder exchange accounts and locations.

Summary

     During the years ended July 31, 2003, 2002 and 2001, the Company acquired cylinder exchange, Company-owned distributors and QuickShip assets described above under various agreements. These acquisitions are summarized as follows:

                                                            2003        2002        2001
                                                          --------    --------    --------
          Net assets acquired including intangibles       $ 35,434    $    218    $ 10,165
          Assumed liabilities                              (10,138)         --      (1,945)
          Common stock and warrants issued                 (18,550)         --      (6,886)
                                                          --------    --------    --------
          Cash paid for acquisitions                      $  6,746    $    218    $  1,334
                                                          ========    ========    ========

     The acquisitions were accounted for under the purchase method and, accordingly, the operating results from these acquisitions have been included in the Company's consolidated financial statements since the dates of acquisition. The following unaudited pro forma summary presents financial information for the Company for the years ended July 31, 2003 and 2002 as if the acquisitions had occurred on August 1, 2001. These pro forma results have been prepared for comparative purposes and do not purport to be indicative of what would have occurred had the acquisitions been made on August 1, 2001 or of future results.


                                              2003         2002
                                            --------     --------
                                                 (Unaudited)
            Net revenues                    $257,900     $205,313
            Net income                      $ 13,666     $  7,267
            Basic income per common share   $   0.83     $   0.57

18. Related Party Transactions

     On September 7, 2000 the Company completed a private placement of 1,716,667 shares of its Series A Convertible Preferred Stock to two institutional investors under common management and three individuals, including Billy D. Prim, its Chairman, Chief Executive Officer and President, and Andrew J. Filipowski, its Vice Chairman, for an aggregate purchase price of approximately $10,300. Messrs. Prim and Filipowski invested $50 and $250 for 8,333 and 41,667 shares of Series A Convertible Preferred Stock, respectively (Note 15).

     The Company leases some of its facilities from Billy D. Prim, the Company's Chairman and Chief Executive Officer, and from Rhino Real Estate, LLC, a company affiliated with Billy D. Prim and Andrew J. Filipowski, the Company's Vice Chairman. The leases expire on December 31, 2003, April 30, 2004 and October 31, 2007, respectively. The Company's rent expense for the years ended July 31, 2003, 2002 and 2001 was $433, $272 and $259. The Company has received an independent third-party determination to the effect that its leases are fair and within typical market conditions and believes that the terms of all of these leases are comparable to those that could have been obtained from unrelated third parties.

     Uniflame Corporation leases its facility from H & M Enterprises, LLC, a company affiliated with Mac McQuilkin, the president of Uniflame. The lease terminates on March 31, 2005. Uniflame's rent expense for the years ended July 31, 2003, 2002 and 2001 was $317, $316 and $308, respectively. The Company's management believes that the terms of this lease are comparable to those that could have been obtained from unrelated third parties.

     Blue Rhino has paid fees for software development and Internet hosting services provided by divine, inc. Andrew J. Filipowski was the Chairman of divine, inc. and is the Company's Vice Chairman. During the years ended July 31, 2003 and 2002, the Company paid fees to divine, inc. in the amount of $376 and $31, respectively. The Company's management believes that the terms of these services were comparable to those that could have been obtained from an unrelated third party.

     Both Messrs. Prim and Filipowski served as directors for Platinum Propane Holding, LLC ("PPH") and Ark Holding Company, LLC ("Ark"). On November 30, 2001, Messrs. Prim and Filipowski unconditionally guaranteed and secured the payment of certain PPH obligations to its primary bank in a principal amount of up to $3,500. In November 2002, the Company acquired Platinum, a subsidiary of PPH, and Ark (Note 17). The consolidated statements of operations include the results of Platinum and Ark effective November 1, 2002.

     The following represents transactions with PPH as of October 31, 2002, and July 31, 2002 and 2001, respectively, and for the three-month period ended October 31, 2002, and years ended July 31, 2002 and 2001, respectively:

                                        2003       2002       2001
                                      --------   --------   --------
                Advances               $4,837    $ 2,586    $ 2,637

                Cost of sales           6,949     22,947     16,439

                Interest income            94        303        162

                Lease income              397      1,592      1,494

19. Defined Contribution Plan

     The Company maintains a defined contribution employee benefit plan ("401(k) plan"), which covers all employees over 21 years of age who have completed a minimum of six months of employment. Employee contributions are matched by the Company up to a specific amount under the provisions of the 401(k) plan. Company contributions during the years ended July 31, 2003, 2002 and 2001 were approximately $234, $161 and $135, respectively.

20. Commitments and Contingencies

     The Company leases certain facilities, vehicles and equipment under non-cancelable operating leases with original terms ranging from 36 to 60 months (Note 18). Additionally, the Company has certain computer hardware and software maintenance and support agreements. Rent expense and fees on these non-cancelable operating leases and service agreements from both affiliates and non-affiliates for the years ended July 31, 2003, 2002 and 2001 was $2,714, $1,427 and $1,034, respectively.

     Future minimum payments at July 31, 2003 under non-cancelable operating leases and service agreements with initial or remaining terms of one year or more to both affiliates and non-affiliates are $1,422 in 2004, $715 in 2005, $344 in 2006, $223 in 2007, and $53 in 2008.

     The Company currently has capital commitments outstanding of approximately $2.5 million relating to machinery and equipment associated with three new cylinder refilling and refurbishing facilities in Los Angeles, Chicago and Denver and two mobile filling and refurbishing facilities. The Company expects these commitments will be satisfied by the spring of 2004.

Patent Lawsuit and Related Proceedings

     On August 8, 2003, American Biophysics Corporation ("ABC") filed a patent infringement suit against the Company in the U.S. District Court for the
District of Rhode Island. ABC alleges that the SkeeterVac(R) mosquito elimination(TM) product infringes certain patents of ABC. The complaint seeks treble damages and attorneys' fees. Also on August 8, 2003, ABC filed a complaint against the Company with the United States International Trade Commission ("ITC") pursuant to Section 337 of the Tariff Act of 1930, as amended ("Section 337"). That complaint requests that the ITC institute an investigation regarding alleged violations of Section 337 based upon the importation into the United States by the Company and/or the offer for sale and sale within the
United States after importation of SkeeterVac(R) products that allegedly infringe certain ABC patents. ABC also requested that the ITC issue a permanent exclusion order pursuant to Section 337, which would exclude further entry into the United States of the allegedly infringing products, and a permanent cease and desist order under Section 337, which would prohibit the importation into the United States, the sale for importation, and/or sale within the United States after importation, of allegedly infringing products. On August 13, 2003, the Company's subsidiary, Blue Rhino Consumer Products, LLC ("BRCP"), filed suit against ABC in the U.S. District Court for the Middle District of North Carolina seeking a declaration that BRCP's SkeeterVac(R) product does not infringe ABC's patents. On August 14, 2003, BRCP and another Company subsidiary, CPD Associates, Inc. ("CPD"), filed a lawsuit in the Superior Court of North Carolina, Forsyth County, against ABC asserting unfair and deceptive trade practices, unfair competition under North Carolina common law, tortious interference with business relations and prospective economic advantage, violations of Section 43(a) of the Lanham Act, and violation of the Anticybersquatting Consumer Protection Act. The complaint seeks, among other relief against ABC, a permanent injunction, treble damages, punitive damages, attorneys' fees and other costs and expenses. This case has been removed to the U.S. District Court for the Middle District of North Carolina. The Company believes that ABC's claims against it are without merit and intends to vigorously defend itself.

Securities Class Actions and Shareholder Derivative Actions

     On May 19, 2003, George Schober filed a shareholder securities class action lawsuit in the United States District Court for the Central District of California, naming the Company, along with four of its officers and directors, as defendants. The plaintiff seeks to represent a class of investors who purchased the Company's publicly-traded securities between August 2002 and February 2003. The plaintiff alleges violations of Section 10(b) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 10b-5 promulgated thereunder, and Section 20(a) of the Exchange Act. In particular, the plaintiff has alleged that the Company and the individual defendants violated the federal securities laws by, among other things, making materially false and misleading statements and/or failing to disclose material facts related to the financial performance of the Company, the impact of overfill prevention device regulations on the Company's business, the financial position of distributors Ark and Platinum, and the Company's acquisition of Ark and Platinum. The complaint seeks unspecified damages, plus reasonable costs and expenses, including attorneys' fees and experts' fees. Six tag-along securities class actions arising out of the same alleged facts and circumstances as the original action were subsequently filed in the same court. The cases have been consolidated into a single action and Andy Lee, Charles Anderberg and Steven Lendeman have been designated as lead plaintiffs. On May 22, 2003, Richard Marcoux filed a shareholder derivative action in the Superior Court of California, Los Angeles County, naming all directors and certain officers of the Company as individual defendants and the Company as a nominal defendant. On June 19, 2003, Randy Gish filed a substantially similar derivative action in the same court. Both the Marcoux and Gish actions were removed to the U.S. District Court for the Central District of California. The Marcoux case was subsequently remanded to Los Angeles Superior Court, but motions are pending to dismiss or stay that matter. The derivative actions arise out of substantially similar facts and circumstances as the securities class actions, and allege violations of the California Corporations Code, breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment. The Company believes that all of the foregoing securities class actions and derivative actions are without merit and intends to vigorously defend against these actions.

Settlement of Lawsuit with Former Independent Auditor

     On March 7, 2003, pursuant to a negotiated settlement agreement, the Company dismissed its lawsuit against PricewaterhouseCoopers ("PwC") by filing a Voluntary Dismissal with Prejudice in the Superior Court of Forsyth County, North Carolina. This lawsuit had alleged violations of professional standards by PwC and failure to comply with contractual obligations during PwC's engagement as the Company's auditor. The net proceeds in the settlement were recognized in the Company's fiscal third quarter and, after attorneys' fees and other third quarter litigation expenses, were approximately $2.5 million. The specific terms of the settlement are confidential.

Other Litigation

     The Company is also a party to other litigation which it considers routine and incidental to its business. Management does not expect the results of any of these other actions to have a material adverse effect on the Company's business, results of operations or financial condition.

21. Segment Information

     The Company has two reportable segments: cylinder exchange and products and other. The cylinder exchange segment relates to cylinder exchange transactions and lease income from cylinders and cylinder displays. The products and other segment includes the activities required to sell patio heaters, grills, mosquito eliminators, fireplace accessories and garden products. In addition, the financial information related to QuickShip, a retail shipping services company acquired in October 2000, is included within the products and other segment as it is not currently significant on a stand-alone basis (Note 17). For the years ended July 31, 2003, 2002 and 2001, QuickShip had a loss from operations of ($1,406), ($2,020) and ($2,126), respectively.

     The Company evaluates performance and allocates resources based on several factors, of which the primary financial measure is business segment operating income, defined as earnings before interest, taxes, depreciation and amortization before other non-operating expenses ("EBITDA"). Management of the Company believes that EBITDA is a useful measure of operating performance at a segment level as it is an important indicator of the ability of each segment to provide cash flows to service debt and fund working capital requirements and eliminates the uneven effect between our segments of non-cash depreciation of tangible assets and amortization of certain intangible assets. In addition, management currently uses EBITDA performance objectives at a segment level as the basis for determining incentive compensation. EBITDA as presented may not be comparable to similarly titled measures used by other entities. EBITDA should not be considered in isolation from, or as a substitute for, net income or cash flows from operating activities prepared in accordance with generally accepted accounting principles as an indicator of operating performance or as a measure of liquidity. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (Note 2). There are no significant inter-segment revenues.

     The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and operational strategies. The Company's selected segment information as of and for the years ended July 31, 2003, 2002, and 2001 is as follows:

                                             2003          2002          2001
                                           --------      --------      --------
         Net revenues:
          Cylinder exchange                $170,954      $127,944      $ 85,666
          Products and other                 87,268        77,641        52,291
                                           --------      --------      --------
                                           $258,222      $205,585      $137,957
                                           ========      ========      ========
         Segment EBITDA:
          Cylinder exchange                $ 31,252      $ 20,691      $ 10,219
          Products and other                  2,482         3,568         2,267
                                           --------      --------      --------
         Total segment EBITDA                33,734        24,259        12,486

         Depreciation and amortization        9,261         7,888         8,461
         Interest expense                     7,784         6,217         5,134
         Loss on investee                       455           714         2,572
         Nonrecurring items                      -             -            449
         Other, net                          (2,513)         (422)         (301)
         Income taxes                         2,217            47           123
                                           --------      --------      --------
         Net income                         $16,530        $9,815       $(3,952)
                                           ========      ========      ========
         Total assets:
          Cylinder exchange                $164,280      $110,870      $ 93,594
          Products and other                 46,525        32,503        33,750
                                           --------      --------      --------
                                           $210,805      $143,373      $127,344
                                           ========      ========      ========

     The following items are included in income (loss) before income taxes:

                                                              2003      2002      2001
                                                            --------  --------  --------
         Equity in loss of equity method investees:
          Cylinder exchange                                  $ 455     $ 714     $2,572
          Products and other                                    --        --         --
                                                            --------  --------  --------
                                                             $ 455     $ 714     $2,572
                                                            ========  ========  ========
         Depreciation and amortization:
          Cylinder exchange                                  $8,401    $7,132    $5,965
          Products and other                                    860       756     2,496
                                                            --------  --------  --------
                                                             $9,261    $7,888    $8,461
                                                            ========  ========  ========

     The following items are included in the determination of identifiable assets:

                                                              2003      2002      2001
                                                            --------  --------  --------
         Investments in equity method investees:
          Cylinder exchange                                  $   --    $   --    $  455
          Products and other                                     --        --        --
                                                            --------  --------  --------
                                                             $   --    $   --    $  455
                                                            ========  ========  ========
         Capital expenditures:
          Cylinder exchange                                  $18,885   $19,519   $10,844
          Products and other                                     988       273       152
                                                            --------  --------  --------
                                                             $19,873   $19,792   $10,996
         Goodwill:
          Cylinder exchange                                  $40,543   $ 9,558   $ 9,519
          Products and other                                  21,083    21,083    21,144
                                                            --------  --------  --------
                                                             $61,626   $30,641   $30,663
                                                            ========  ========  ========


22. Quarterly Financial Data (unaudited)

                                                               Fiscal 2003 Quarter Ended
                                                     -------------------------------------------
                                                     October 31  January 31  April 30    July 31
                                                     ----------  ----------  --------    -------
                                                          (In thousands, except per share data)
      Net revenues                                    $54,815     $58,054     $59,900     $85,452
      Total operating costs and expenses               51,901      55,768      55,731      70,348
                                                     ----------  ----------  --------    -------
      Income from operations                            2,914       2,286       4,169      15,104

      Net income                                       $1,259     $   916      $4,290     $10,064
      Preferred dividends                                  71          -           -           -
                                                     ----------  ----------  --------    -------
      Income available to common stockholders          $1,188     $   916      $4,290     $10,064
                                                     ==========  ==========  ========    ========

      Per share data:
      Basic earnings per common share                  $ 0.08     $  0.06      $ 0.24     $  0.57
                                                     ==========  ==========  ========    ========
      Diluted earnings per common share                $ 0.07     $  0.05      $ 0.22     $  0.50
                                                     ==========  ==========  ========    ========

                                                               Fiscal 2002 Quarter Ended
                                                     -------------------------------------------
                                                     October 31  January 31  April 30    July 31
                                                     ----------  ----------  --------    -------
                                                         (In thousands, except per share data)
      Net revenues                                    $36,546     $38,759     $58,933    $71,347
      Total operating costs and expenses               34,155      37,064      55,087     62,907
                                                     ----------  ----------  --------    -------
      Income from operations                            2,391       1,695       3,846      8,440

      Net income (loss)                               $   573     $   (91)      2,354    $ 6,979
      Preferred dividends                                 466         641         537        145
                                                     ----------  ----------  --------    -------
      Income (loss) available to common
        stockholders                                  $   107     $  (732)    $ 1,817    $ 6,834
                                                     ==========  ==========  ========    =======

      Per share data:
      Basic earnings (loss) per common share...       $   0.01    $ (0.06)    $  0.15    $  0.49
                                                     ==========  ==========  ========    =======
      Diluted earnings (loss) per common share.       $   0.01    $ (0.06)    $  0.12    $  0.40
                                                     ==========  ==========  ========    =======

     Note: Quarterly amounts may not add to annual amounts due to the effect of rounding on a quarterly basis.